EXHIBIT 99.1

Savient Pharmaceuticals Announces Closing of Public Offering and

Exercise of Over-Allotment Option

EAST BRUNSWICK, N.J., Oct 15, 2009 - Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) announced today the closing of its previously announced underwritten public offering. Prior to closing, the underwriters exercised in full their option to purchase an additional 645,000 shares of common stock. As a result, Savient sold a total of 4,945,000 shares of its common stock at a price to the public of $13.29 per share. After underwriting discounts and commissions and estimated offering expenses, Savient received net proceeds of approximately $60.9 million. These shares were sold pursuant to Savient’s existing shelf registration statement, the prospectus contained therein and the prospectus supplement as filed with the Securities Exchange Commission.

Savient intends to use the net proceeds from this offering to complete its effort to seek FDA approval of KRYSTEXXA(TM) (pegloticase), to develop a program of regulatory filings and review of KRYSTEXXA in other countries, to engage a global secondary source supplier and a secondary fill and finish manufacturer for pegloticase, and for working capital and other general corporate purposes.

J.P. Morgan Securities Inc. acted as sole book-running manager of the offering, with Wedbush PacGrow Life Sciences as lead manager and Lazard Capital Markets as co-manager. Copies of the final prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing KRYSTEXXA(TM) (pegloticase) for the treatment of chronic gout in patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase(R), from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

SVNT -G